RIVERSOURCE LIFE INSURANCE COMPANY
70100 AMERIPRISE FINANCIAL CENTER
MINNEAPOLIS, MN 55474

TELE: 800-862-7917

                           OVERLOAN PROTECTION BENEFIT

This benefit is part of the policy to which it is attached. This benefit is subject to all terms and provisions of the policy unless changed by this benefit.

OVERLOAN PROTECTION BENEFIT

If exercised, this benefit prevents the policy from entering the grace period. This benefit can only be exercised if all of the conditions below are met.

CONDITIONS

These conditions must be met in order to exercise this benefit:

     1.   The policy has been in force for at least 15 policy years;

     2. The insured's attained insurance age is greater than or equal to 75 but less than 100;

     3. Policy indebtedness must be greater than the current specified amount and greater than or equal to 90% of the policy value;

     4.   The cash surrender value is sufficient to pay the exercise charge;

     5.   The death benefit option in effect is Option 1;

     6.   The policy has not entered the grace period;

     7. The policy is not a Modified Endowment Contract, as defined by Section 7702A of the Internal Revenue Code, and exercising this benefit does not cause the policy to become a Modified Endowment Contract;

     8. No current or future distributions will be required from the policy to maintain its qualification for treatment as a life insurance policy under the Internal Revenue Code;

     9. The sum of partial surrenders taken to date are greater than or equal to the amount that can be withdrawn from the policy without federal income tax;

     10. Benefits are not currently being received under the Waiver of Monthly Deduction Rider or Waiver of Premium Rider;

     11.  There have been no accelerations of the death benefit.

If all conditions have been met, you may exercise this benefit by sending us a written request signed by you and satisfactory to us.

EXERCISE DATE

If you exercise this benefit, it will be effective on the monthly date on or next following our receipt of your request, provided all conditions are met. Exercising this benefit is irrevocable.

EXERCISE CHARGE

If you exercise this benefit, a one-time charge will be deducted from the policy value. The maximum charge will be 5% of the policy value. There is no charge if this benefit is not exercised.

EFFECT ON THE POLICY

The following changes to your policy will occur if you exercise this benefit:

     1. Premium payments will no longer be accepted, however loan repayments are still allowed;

     2.   Monthly deductions will no longer be taken;

     3.   Partial surrenders will no longer be available;

     4.   Additional loans will no longer be available;

     5. Any outstanding indebtedness will remain and interest will be charged at the then current loan interest rate;

     6. Any applicable no-lapse guarantee or death benefit guarantee will no longer be in effect and cannot be reinstated;


132293                               Page 1                              (12/10)

     7.   Changes to the death benefit option will no longer be allowed;

     8.   Changes to the specified amount will no longer be allowed;

     9.   All riders attached to the policy will terminate;

     10. If this benefit is attached to a variable life insurance policy, the following changes will also occur:

               a) any value in the subaccounts will be transferred to the fixed account;

               b)   transfers to the subaccounts will no longer be allowed.

EFFECT ON POLICY DEATH BENEFIT

Once the benefit has been exercised, the death benefit will be the percentage shown in the table found in the Death Benefit section of the policy, as amended by any endorsements, multiplied by the greater of the policy value or indebtedness.

TERMINATION

This benefit terminates upon termination of the policy.

REINSTATEMENT

If the policy to which this benefit is attached terminates and is later reinstated, this benefit will be reinstated.

EFFECTIVE DATE

This benefit is issued as of the policy date, unless a different date is shown here.

RIVERSOURCE LIFE INSURANCE COMPANY


/s/ Thomas R. Moore

SECRETARY


132293                               Page 2                              (12/10)